Exhibit 5.1

March     , 2012

Ocean Rig UDW Inc.

10 Skopa Street, Tribune House

2nd Floor, Office 202, CY 1075

Nicosia, Cyprus

Re:         Ocean Rig UDW Inc.

Ladies and Gentlemen:

We have acted as counsel to Ocean Rig UDW Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Company’s registration statement on Form F-1 (File No. 333-                ) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on                 , 2012 relating to the registration of an aggregate amount of                  common shares of the Company, par value $0.01 per share (the “Common Shares”), including the related preferred stock purchase rights (the “Rights”), of which Common Shares are being offered by the Company (the “Primary Shares”) and                  Common Shares are being offered by the selling shareholder (the “Secondary Shares”) set forth in the Registration Statement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company included in the Registration Statement (the “Prospectus”); (iii) the Amended and Restated Stockholders Rights Agreement dated June 3, 2011 (the “Amended and Restated Rights Agreement”); and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

Ocean Rig UDW Inc.

March     , 2012

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Primary Shares and Secondary Shares have been duly authorized and

(i)	when the Primary Shares have been issued, sold and paid for as contemplated in the Underwriting Agreement, Registration Statement and Prospectus, the Primary Shares will be validly issued, fully paid and non-assessable, and

(ii)	the Secondary Shares are validly issued, fully paid and non-assessable.

Furthermore, based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the State of New York, the Rights constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.

This opinion is limited to the laws of the State of New York and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus. In giving such consent, we do not hereby admit that we are “experts” within the meaning of the Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,